QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21.01

        Subsidiaries of the Registrant

Subsidiary	State of Incorporation
Martek Biosciences Boulder Corporation	Delaware
Martek Biosciences Kingstree Corporation	Delaware

QuickLinks

  EXHIBIT 21.01